Exhibit 99.1

AGILYSYS REPORTS FISCAL 2021 FOURTH QUARTER REVENUE OF $36.3M

Reports Record Recurring Revenue of $22.9M and Adjusted EBITDA of $7.1M and

Quarterly Free Cash Flow of $13.0M and Cash Balance Increase of $6.6M to $99.2M

Announces Fiscal 2022 Revenue Guidance of $160M to $170M with Adjusted EBITDA of 15%

Alpharetta, GA – May 18, 2021 - Agilysys, Inc. (Nasdaq: AGYS), a leading global provider of next-generation cloud-native SaaS and on-premise hospitality software solutions and services, today reported operating results for its fiscal 2021 fourth quarter and fiscal year ended March 31, 2021.

Summary of Fiscal 2021 Fourth Quarter Financial Results

•	Total net revenue was $36.3 million, compared to total net revenue of $39.7 million in the comparable prior-year period for an 8% decrease in revenue.
•

Recurring revenues (which are comprised of support, maintenance and subscription services) were $22.9 million, or 63.1% of total net revenue, compared to $22.3 million, or 56.2% of total net revenue, for the same period in fiscal 2020. Subscription revenues increased 11.6% year over year and comprised 42.0% of total recurring revenues, compared to 38.7% of total recurring revenues in the fourth quarter of fiscal 2020.

•	Gross margin was 64.6% in the fiscal 2021 fourth quarter, compared to 49.6% in the comparable prior-year period.

•

Net loss attributable to common shareholders in the fiscal 2021 fourth quarter was $(24.7) million, or $(1.05) per diluted share compared to a net loss of $(27.0) million, or $(1.16) per diluted share, in the comparable prior-year period.

•	Adjusted diluted EPS (non-GAAP) was $0.21 per share compared to $0.05 per share in the comparable prior-year period (see reconciliation below).
•	Adjusted EBITDA (non-GAAP) was $7.1 million, compared to $3.6 million in the comparable prior-year period (see reconciliation below).
•

Free cash flow (non-GAAP) in the fiscal 2021 fourth quarter was $13.0 million, compared to free cash flow of $4.9 million in the fiscal 2020 fourth quarter (see reconciliation below). Ending cash balance was $99.2 million, compared to ending cash balance of $46.7 million as of fiscal 2020 year-end.

Ramesh Srinivasan, President and CEO of Agilysys, commented, “Q4 fiscal 2021 (January – March 2021) revenue levels were slightly less than our original expectations due to continued pandemic related tough business environment challenges which were prevalent till around the last week of February.”

“We are encouraged by the significant consistent pick up in technology purchasing decisions by hospitality customers since February-end. The past 12-week period has been one of our best periods of selling success. In annual contract value terms, global sales during the past 12 weeks increased to about 85% of the best 12-week period during the past 5 years. That selling success momentum, currently concentrated mainly in the gaming and resort segments of the U.S. domestic market, and the remaining backlog of already sold software implementations and product shipments not yet converted to revenue, give us solid confidence going into the new fiscal year. We expect fiscal 2022 annual revenue to range between $160 and $170 million and be a record revenue year, with an adjusted EBITDA level of slightly better than 15% of revenue. We expect the pent-up demand for superior guest centric hospitality technology solutions to grow throughout the current fiscal year, making the second half of the fiscal year better than the first.”

“Our continued unwavering focus on product innovation manifested by our decision to significantly increase R&D strength even during the most challenging days of the pandemic, has placed us at a distinct competitive advantage. Despite all the pandemic related challenges faced throughout, fiscal 2021 was a record year with respect to subscription software sales, led by the POS and PMS add-on software modules, many of which were created during the past couple of years. Overall, we like our current competitive position. We currently go into every product sale discussion with a high degree of confidence. We look forward to entering a new era of progressively increasing sales and marketing investments during this fiscal year.”

“Words are not enough to express our admiration and gratitude for our global teams across the U.S., United Kingdom, Asia and the India Development Center for the exceptional courage, determination, fortitude and absolute doggedness with which they have helped us navigate through an extraordinary fiscal year, keeping their steadfast focus on product innovation and world class customer service no matter how tough the odds were stacked against them and how much sadness there was all around. Our 950-person strong India Development Center continues to perform at a high level despite all the pandemic related challenges. The productivity levels and quality of execution of our global workforce has been an inspiration for all of us. Ensuring the happiness and good health of all our Agilysys teammates and customer and partner personnel remains our top priority.”

Fiscal 2022 Outlook

Agilysys continues to monitor the impact of COVID-19 on the hospitality industry with our primary focus being the safety of our employees and customers as we manage through these unprecedented times. We are expecting full year fiscal 2022 revenue to be $160 to $170 million, a 16-24% growth over fiscal 2021 results. Fiscal 2022 adjusted EBITDA is expected to be slightly better than 15% of revenue.

Dave Wood, Chief Financial Officer, commented, “The hospitality industry is entering the beginning phases of reopening and recovery. We believe we have positioned the company to cultivate growth during this phase and beyond, while maintaining profitability and executing on our long-term strategic plan.”

2021 Fourth Quarter Conference Call and Webcast

Agilysys is hosting a conference call and webcast today, May 18, 2021, at 4:30 p.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 9163587. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, our revenue and adjusted EBITDA guidance for the 2022 fiscal year, and statements we make regarding our expectation that the growing pent-up demand for hospitality technology solutions will continue throughout the current fiscal year and our ability to grow while maintaining profitability and executing on our long-term strategic plan.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the effect of the COVID-19 pandemic on our business and the success of any measures we have taken or may take in the future in response thereto; and the risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Information

To supplement the unaudited consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include EBITDA, adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share and free cash flow. Management believes that such information can enhance investors’ understanding of the Company’s ongoing operations.

The Company has included the following non-GAAP financial measures in this press release: adjusted net income, adjusted basic earnings per share and adjusted diluted earnings per share. The Company believes these non-GAAP financial measures provide valuable insight into the Company’s overall profitability from core operations before certain non-cash and non-recurring charges. The Company defines adjusted net income as net income before amortization expense (including amortization of developed technology), share-based compensation, convertible preferred stock issuance costs, and one-time charges including severance and other charges, impairments and legal settlements, less the related income tax effect of these adjustments, as applicable, and defines adjusted earnings per share as adjusted net income divided by basic and diluted weighted average shares outstanding.

See the accompanying tables below for the definitions and reconciliation of these non-GAAP measures to the most closely related GAAP measures.

About Agilysys

Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative cloud-native SaaS and on-premise guest-centric technology solutions for gaming, hotels, resorts and cruise, corporate foodservice management, restaurants, universities, stadia and healthcare. Agilysys offers the most comprehensive software solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payments, and related applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth and increase operational efficiencies. Agilysys operates across North America, Europe, the Middle East, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information visit Agilysys.com.

# # #

Investor Contact:

Jessica Hennessy

Sr Manager Corporate Strategy & Investor Relations

Agilysys, Inc.

770-810-6116 or investorrelations@agilysys.com

- Financial tables follow -

AGILYSYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Year Ended
	March 31,		March 31,
	2021	2020	2021	2020
Net revenue:
Products	$7,318	$9,362	$26,714	$44,230
Support, maintenance and subscription services	22,918	22,303	88,565	83,680
Professional services	6,100	7,994	21,897	32,847
Total net revenue	36,336	39,659	137,176	160,757
Cost of goods sold:
Products (inclusive of developed technology amortization)	3,881	8,371	13,506	36,427
Support, maintenance and subscription services	4,470	5,572	17,985	19,248
Professional services	4,505	6,059	16,309	24,130
Total cost of goods sold	12,856	20,002	47,800	79,805
Gross profit	23,480	19,657	89,376	80,952
Gross profit margin	64.6%	49.6%	65.2%	50.4%
Operating expenses:
Product development	26,445	9,332	55,345	41,463
Sales and marketing	5,918	5,555	14,196	19,864
General and administrative	14,831	6,376	33,273	24,374
Depreciation of fixed assets	672	801	2,832	2,574
Amortization of intangibles	470	641	1,959	2,541
Impairments	—	23,740	—	23,740
Severance and other charges, net	(233)	150	2,529	582
Legal settlements, net	150	-	200	(125)
Total operating expense	48,253	46,595	110,334	115,013
Operating loss	(24,773)	(26,938)	(20,958)	(34,061)
Other (income) expense:
Interest income	(31)	(93)	(107)	(380)
Interest expense	7	5	20	9
Other expense, net	50	102	338	176
Loss before taxes	(24,799)	(26,952)	(21,209)	(33,866)
Income tax expense (benefit)	(518)	40	(208)	201
Net loss	$(24,281)	$(26,992)	$(21,001)	$(34,067)
Series A convertible preferred stock issuance costs	-	-	(1,031)	-
Series A convertible preferred stock dividends	(459)	-	(1,576)	-
Net loss attributable to common shareholders	$(24,740)	$(26,992)	$(23,608)	$(34,067)

Weighted average shares outstanding - basic and diluted	23,574	23,241	23,458	23,233

Net loss per share - basic and diluted:	$(1.05)	$(1.16)	$(1.01)	$(1.47)

AGILYSYS, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share data)	March 31,	March 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$99,180	$46,653
Accounts receivable, net of allowance for expected credit losses of $1,220 and for doubtful accounts of $1,634, respectively	25,732	35,869
Contract assets	2,364	2,125
Inventories	1,177	3,887
Prepaid expenses and other current assets	4,797	4,874
Total current assets	133,250	93,408
Property and equipment, net	8,789	12,230
Operating lease right-of-use assets	12,210	13,829
Goodwill	19,622	19,622
Intangible assets, net	8,400	8,400
Deferred income taxes, non-current	1,802	764
Other non-current assets	5,800	6,309
Total assets	$189,873	$154,562
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,346	$13,403
Contract liabilities	38,394	42,244
Accrued liabilities	11,233	9,033
Operating lease liabilities, current	5,009	4,719
Finance lease obligations, current	19	24
Total current liabilities	61,001	69,423
Deferred income taxes, non-current	923	880
Operating lease liabilities, non-current	8,597	10,617
Finance lease obligations, non-current	6	25
Other non-current liabilities	4,011	1,860
Series A convertible preferred stock, no par value	35,459	-
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 24,010,727 and 23,609,398 shares outstanding at March 31, 2021 and March 31, 2020, respectively	9,482	9,482
Treasury shares, 7,596,104 and 7,997,433 at March 31, 2021 and March 31, 2020, respectively	(2,278)	(2,401)
Capital in excess of stated value	37,257	5,491
Retained earnings	35,376	58,984
Accumulated other comprehensive income	39	201
Total shareholders' equity	79,876	71,757
Total liabilities and shareholders' equity	$189,873	$154,562

AGILYSYS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Year Ended
(In thousands)	March 31,
	2021	2020
Operating activities
Net loss	$(21,001)	$(34,067)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairments	—	23,740
Loss (gain) on disposal of property & equipment	44	(5)
Depreciation	2,832	2,574
Amortization of intangibles	1,959	2,541
Amortization of developed technology	—	12,561
Deferred income taxes	(959)	(356)
Share-based compensation	40,093	5,205
Changes in operating assets and liabilities:
Accounts receivable	10,363	(8,974)
Contract assets	(228)	794
Inventory	2,746	(1,830)
Prepaids and other current assets	(201)	1,545
Accounts payable	(7,016)	8,585
Contract liabilities	(3,971)	3,563
Accrued liabilities	1,187	(4,227)
Income taxes payable	340	(153)
Other changes, net	2,219	(921)
Net cash provided by operating activities	28,407	10,575
Investing activities
Capital expenditures	(1,389)	(3,420)
Additional investments in corporate-owned life insurance policies	(2)	(27)
Net cash used in investing activities	(1,391)	(3,447)
Financing activities
Preferred stock issuance proceeds, net of issuance costs	33,969	—
Payment of preferred dividends	(1,117)	—
Repurchase of common shares to satisfy employee tax withholding	(7,512)	(1,092)
Principal payments under long-term obligations	(24)	(24)
Net cash provided by (used in) financing activities	25,316	(1,116)
Effect of exchange rate changes on cash	195	(130)
Net increase in cash and cash equivalents	52,527	5,882
Cash and cash equivalents at beginning of period	46,653	40,771
Cash and cash equivalents at end of period	$99,180	$46,653

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES:
Accrued capital expenditures	103	187

AGILYSYS, INC.

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

(UNAUDITED)

	Three Months Ended		Year Ended
(In thousands)	March 31,		March 31,
	2021	2020	2021	2020
Net loss	$(24,281)	$(26,992)	$(21,001)	$(34,067)
Income tax (benefit) expense	(518)	40	(208)	201
Loss before taxes	(24,799)	(26,952)	(21,209)	(33,866)
Depreciation of fixed assets	672	801	2,832	2,574
Amortization of intangibles	470	641	1,959	2,541
Amortization of developed technology	—	3,129	—	12,561
Interest (income), net	(24)	(88)	(87)	(371)
EBITDA (a)	(23,681)	(22,469)	(16,505)	(16,561)
Share-based compensation	30,781	2,049	40,093	5,205
Severance and other charges, net	(233)	150	2,529	582
Impairments	—	23,740	—	23,740
Other non-operating expense	50	102	338	176
Legal settlements, net	150	—	200	(125)
Adjusted EBITDA (b)	$7,067	$3,572	$26,655	$13,017

(a) EBITDA, a non-GAAP financial measure, is defined as net income (loss) before income taxes, interest expense (net of interest income), depreciation and amortization

(b) Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) severance and other charges, iii) impairments, iv) share-based compensation, and v) other non-operating (income) expense

AGILYSYS, INC.

RECONCILIATION OF NET LOSS TO ADJUSTED NET INCOME FOR ADJUSTED EARNINGS PER SHARE

(UNAUDITED)

	Three Months Ended		Year Ended
(In thousands, except per share data)	March 31,		March 31,
	2021	2020	2021	2020
Net loss attributable to common shareholders	$(24,740)	$(26,992)	$(23,608)	$(34,067)
Amortization of intangibles	470	641	1,959	2,541
Amortization of developed technology	—	3,129	—	12,561
Share-based compensation	30,781	2,049	40,093	5,205
Series A convertible preferred stock issuance costs	—	—	1,031	—
Severance and other charges, net	(233)	150	2,529	582
Impairments	—	23,740	—	23,740
Legal settlements, net	150	—	200	(125)
Income tax adjustments	(1,190)	(1,405)	(2,710)	(4,904)
Adjusted net income (a)	$5,238	$1,312	$19,494	$5,533

Basic weighted average shares outstanding	23,574	23,241	23,458	23,233
Diluted weighted average shares outstanding	24,806	23,927	24,016	23,821

Adjusted basic earnings per share (b)	$0.22	$0.06	$0.83	$0.24
Adjusted diluted earnings per share (b)	$0.21	$0.05	$0.81	$0.23

(a) Adjusted net income, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders before amortization expense (including amortization of developed technology), share-based compensation, and one-time charges including severance and other charges, impairments and legal settlements, less the related income tax effect of these adjustments, as applicable, at the Company’s current combined federal and state income statutory tax rate. No income tax effect applies to one-time charges when a valuation allowance offsets their related deferred tax assets.

(b) Adjusted earnings per share, a non-GAAP financial measure, is defined as adjusted net income (loss) divided by basic and diluted weighted average shares outstanding

AGILYSYS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(UNAUDITED)

	Three Months Ended		Year Ended
(In thousands)	March 31,		March 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$13,323	$5,302	$28,407	$10,575
Capital expenditures	(313)	(411)	(1,389)	(3,420)
Free cash flow (a)	$13,010	$4,891	$27,018	$7,155

(a) Free cash flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, less capital expenditures